Exhibit 10.23

CONSULTING AND MANUFACTURING AGREEMENT

This Consulting and Manufacturing Agreement (the “Agreement”) is made and entered into by and between Broncus Technologies, Inc., a California corporation (“Company”) and Stellartech Research Corporation (“Consultant”) effective December 8, 1997 (the “Effective Date”). Whereas the Company and Consultant desire to create an “independent contractor” relationship in connection with certain consulting and manufacturing services to be provided by Consultant to the Company, as described below, the parties agree to the following terms of this engagement.

1.	CONSULTING AND MANUFACTURING

Consultant, as an independent contractor, agrees to provide the consulting and manufacturing services to the Company as set forth in Exhibit A (“Services”).

2.	TERM

2.1 Completion of Services. This Agreement will become effective on the Effective Date and shall continue in effect until December 31, 2000, unless terminated earlier as set forth in Section 2.2. This Agreement can be renewed for additional periods upon written agreement by Company and Consultant.

2.2 Termination. This Agreement may be terminated as follows:

(a) by either party by giving the other party written notice of termination if any of the following events should occur: (i) if the other party becomes insolvent or admits in writing its inability to pay its debts as they mature or makes an assignment for the benefit of creditors; (ii) if a petition under the United State Bankruptcy Act, as it now exists or as it may be amended, or any similar law of any other jurisdiction, is filed by the other party; or (iii) if a petition is filed by any third party, or an application for a receiver of the other party, is made by anyone and such petition or application is not resolved favorably to that party within sixty (60) days.

(b) If either party defaults in the performance of any obligation or provision of this Agreement and, assuming such default is capable of cure, fails to cure such default within thirty (30) days after written notice specifying the default, the nondefaulting party giving notice may, at its option, terminate this Agreement immediately upon written notice to the defaulting party.

(c) at any time, upon the mutual written consent of the parties.

(d) If the electrosurgical generators contain Consultant’s Technology (as defined in Exhibit B), then at the option of the Company, with sixty (60) days prior written notice to Consultant, after the Company has purchased $1,000,000.00 worth (the “Minimum Purchase Amount”) of electrosurgical generators (“Products”) in accordance with Exhibit B hereto or made the payment contemplated by Section B (4) of Exhibit B.

(e) If the design of the electrosurgical generators do not contain Consultant’s Technology, then at the option of Company, with sixty (60) days prior written notice to Consultant, after the Company has purchased $500,000.00 worth (the “Minimum Purchase Amount”) of Products in accordance with Exhibit B hereto or made the payment contemplated by Section B(4) of Exhibit B.

(f) at the time that Consultant and Company can not come to agreement on changes to the Product Specifications.

At any time, before its then-scheduled termination date this Agreement may be extended for such period of time, and upon such terms, as the Company and Consultant agree upon in writing.

In the event of termination the Company will pay Consultant for any services rendered up to the date of termination in accordance with Exhibit B and all licenses granted hereunder shall terminate, except as expressly set forth in Exhibit B hereto.

3.	COMPENSATION

Consultant shall be paid compensation in the amount and at the times set forth in Exhibit B.

4.	REIMBURSEMENT

Consultant shall be reimbursed for Consultant’s out-of-pocket expenses, if any, in connection with the performance of Consultant’s responsibilities under Paragraph 5 only to the extent previously authorized in writing by an officer of the Company and reasonably incurred in the performance of Consultant’s duties under this Agreement. Expenses will be reimbursed at cost plus 15%.

Estimate of out-of-pocket expenses requiring reimbursement:

Auto mileage: $30.00 per month cost.

Airfare: $600.00 per trip cost. Two trips per the term of this agreement.

5.	RESPONSIBILITIES

(a) Consultant shall use its reasonable best efforts to perform and promptly complete the Services set forth in Exhibit A.

(b) Consultant will determine the method, details and means of performing the Services described above, but shall not employ any agents or consultants in these matters without the prior written consent of the Company.

(c) Consultant agrees to accept exclusive liability for the payment of payroll taxes, self-employment taxes, and social security and other contributions that are based on the compensation to be paid to Consultant under this Agreement and on the wages or other compensation paid to any agents or employees of Consultant which the Company has authorized Consultant to engage. Consultant agrees to indemnify and defend the Company against all such taxes or contributions. Consultant shall also make all necessary workman’s compensation payments.

6.	OWNERSHIP OF INVENTIONS: GRANT OF LICENSE

6.1 Invention and Original Works Assigned to the Company. Consultant will promptly make full disclosure to the Company in writing, will hold in trust for the sole right and benefit of the Company, and will assign, and does hereby assign, to the Company all Consultant’s world wide right, title, and interest in and to any and all inventions, original works of authorship, developments, designs, improvements, or trade secrets developed in the course of Consultant’s performance of the Services (collectively “Inventions”) which Consultant may solely or jointly conceive or make or reduce to practice, at any time during the term of Consultant’s consulting agreement with the Company, together with all patent and other rights therein Consultant has or may acquire in all countries. Consultant will require all of its employees and consultants, if any, to enter into similar agreements with Consultant.

6.2 Obtaining Letters Patent and Copyright Registration. Consultant agrees to assist the Company in every lawful way to obtain, prepare and prosecute applications for, to perfect the Company’s title to, and to protect and enforce the Company’s rights in the United States or foreign countries, letters patent, and copyright registrations covering Inventions, assigned hereunder to the Company. Such obligations shall continue beyond the termination of Consultant’s engagement, but the Company shall compensate Consultant at a reasonable rate for time actually spent by Consultant at the Company’s request on such assistance after such termination. If the Company is unable for any reason to secure Consultant’s signature to apply for or to pursue any application for an United States or foreign letters patent, or copyright registrations covering Inventions assigned to the Company, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright, or mask work registrations with the same legal force and effect as if executed by Consultant.

6.3 Grant of Licenses. It is understood by and between the parties that Consultant owns and may in the future own certain intellectual property rights to certain intellectual properties, design, know-how, trade secrets, patents and/or inventions other than the Inventions, including, without limitation, Consultant’s proprietary technology in the field of RF and electrosurgical generators for medical applications commonly referred to as the Stellartech RF Generator (collectively, the “Consultant’s Technology”) that it may utilize in the provision of the Service and the Products to be manufactured in connection therewith. Consultant shall notify the Company in writing in advance of using any of Consultant’s Technology and will define what technology is being used. To the extent that said intellectual properties are so utilized, Consultant shall retain all right, title and interest therein.

Subject to, and in accordance with, the terms of this Agreement, including Exhibit B, Consultant grants to the Company a nonexclusive, irrevocable, nontransferable, worldwide, royalty-free license to use the Consultant’s Technology solely in connection with the use, sale and distribution of Products manufactured by Consultant; provided that such license shall be exclusive to the Company in the field of the treatment of Obstructive Pulmonary Diseases or Asthma during the term of this Agreement. Except as specifically set forth in Exhibit B hereto, the Company shall not be entitled to use, license or otherwise commercially exploit the Consultant’s Technology without the Consultant’s prior written consent, which may be withheld in Consultant’s sole discretion.

The Company hereby grants to Consultant an unlimited nonexclusive, irrevocable, worldwide, royalty-free license to use, license, sublicense, incorporate into products, manufacture or otherwise commercially exploit any Inventions related to Consultant’s RF generators commonly referred to by Consultant as the Stellartech RF Generators; provided, however, that such license shall not extend to use in connection with products primarily designed for the treatment of Obstructive Pulmonary Diseases or Asthma.

7.	WARRANTIES: LIMITATION OF LIABILITY: INDEMNIFICATION OF CONSULTANT

CONSULTANT MAKES NO WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT, THE CONSULTANT’S TECHNOLOGY OR ANY SERVICES, GOODS OR DEVELOPMENTS TO BE PROVIDED BY CONSULTANT TO THE COMPANY IN CONNECTION WITH THIS AGREEMENT, INCLUDING, BUT NOT LIMITED, TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR DESCRIPTION, OR THE ABSENCE OF INFRINGEMENT UPON ANY THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE EXHIBITS HERETO, INCLUDING, WITHOUT LIMIT, EXHIBIT A

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES

ARISING OUT OF, PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFIT OR OTHER MONETARY LOSS, EVEN IF SUCH PARTY IS ADVISED IN WRITING IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. EITHER PARTY’S LIABILITY FOR DAMAGES TO FROM ANY CAUSE WHATSOEVER, EXCLUDING THE INTENTIONAL MISAPPROPRIATION OF TECHNOLOGY OR INFORMATION BY EITHER PARTY, AND REGARDLESS OF FORM, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE, SHALL IN NO EVENT EXCEED THE LESSOR OF THE TOTAL AMOUNT OF MONIES PAID BY THE COMPANY TO CONSULTANT PURSUANT TO THIS AGREEMENT OR $100,000.

The Company will indemnify Consultant and hold it harmless from and against all claims, damages, losses and expenses (including reasonable attorneys’ fees) arising out of or resulting from or otherwise related to the performance of the services to be provided by Consultant pursuant to this Agreement (including, without limitation, claims related to patent or other intellectual property infringement, product liability, fraud, breach of warranty, etc.), except to the extent any such claims, damages, losses and expenses are attributable to a breach by Consultant of any of its express obligations pursuant to this Agreement or Consultant’s negligence or willful misconduct.

8.	INDEPENDENT CONTRACTOR STATUS

Consultant acknowledges that the Services rendered under this Agreement are for a specified fee for certain intended results, and that Consultant is under the control of the Company only as to the result of the Services and not as to the means by which this result is accomplished. As such, Consultant acknowledges that Consultant is an independent contractor and accepts the legal consequences of this status, including without limitation that (1) Consultant is excluded from the benefits of any applicable state worker’s compensation insurance and acknowledges that Consultant must maintain his own desired levels of medical, disability, life and other insurance benefits, whether or not he is injured while performing Services for the Company, (2) Consultant is excluded from receiving state employment and disability insurance benefits, (3) the Company will not deduct from Consultant’s compensation any amounts for federal or state income tax withholding, “FICA” contributions, contributions to state disability funds or similar withholding, and (4) Consultant is excluded from coverage of state and federal labor laws that may regulate the payment of overtime wages or other matters affecting employees.

9.	COOPERATION AFTER TERMINATION

Following any notice of termination of this Agreement given pursuant to Paragraph 2.2 above or upon expiration of the term of this Agreement, Consultant shall fully cooperate with the Company in all matters relating to the winding up of Consultant’s pending work on behalf of the Company and the orderly transfer of any work or documents to the Company or a manufacturer other than the Company at the rates set forth in Exhibit B; provided that such obligations shall be contingent upon the Company having paid to Consultant all amounts owing to Consultant hereunder. In the event that the Company has purchased the Minimum Purchase Amount of Products from Consultant or made the payments contemplated by Section B(4) of Exhibit B and the Company desires to use a manufacturer other than Consultant for the Products, Consultant will aid the Company in initiating manufacturing of Products by the Company or a third party with no additional compensation other than normal consulting fees as shown in Exhibit B. Without the prior written consent of the Company, Consultant shall not be entitled to retain and shall not retain copies of any information owned by the Company at any time designated by the Company as confidential or proprietary.

Consultant agrees that, at the time of terminating Consultant’s agreement with the Company and at any other time the Company requests, Consultant will deliver to the Company (and will not keep in Consultant’s possession or deliver to anyone else) any and all devices, materials, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors, or assigns. Consultant will not, during or after Consultant’s engagement with the Company, deliver or transfer to any person, or use, without authorization by the Company any property owned by the Company.

10.	ASSIGNMENT

The rights and obligations of the parties hereto are personal in nature and may not be assigned without the other party’s prior written consent, which consent will not be unreasonably withheld provided, however, that the Company may assign its rights hereunder in connection with an acquisition of the Company or the Product line to which this pertains. The rights and obligations of the Company under this Agreement shall insure to the benefit of and shall be binding upon the permitted successors and assignees of the Company.

11.	CONFIDENTIAL INFORMATION

The parties hereby agree that: (a) any Confidential Information received by either party (the ‘Receiving Party”) from the other (the “Disclosing Party”) under this Agreement, whether for the Receiving Party’s own internal use or otherwise, and whether provided orally, in writing or in any other medium, is and shall be treated as the confidential property of the Disclosing Party; (b) the Receiving Party shall hold such Confidential Information in strictest confidence and shall exercise at least the same degree of care to safeguard the confidentiality of the Confidential Information as it does with its own confidential information; and (c) except as provided in this Agreement, the Confidential Information shall not be duplicated or in any way disclosed to others in whole or in part without the prior express written permission of Disclosing Party. As used herein, the term “Confidential Information” means, collectively, the Products and any documentation, information and intellectual property rights related thereto, or any part or component thereof, as well as all specifications, processes, drawings, memoranda, data, technical or business information or trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, inventions, developments, improvements, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works or authorship, customer lists, business plans, financial information or other subject matter pertaining to or of possible use in any present or prospective business of either party or any of either party’s other clients, consultants, or licensees. Notwithstanding the foregoing, Consultant agrees to cooperate with the Company’s preparation of service manuals and other necessary and appropriate Product-related documents which do not contain Confidential Information.

The prohibition on disclosure set forth above shall not apply to disclosures by the Receiving Party based on a need to know provided such disclosures are reasonably necessary to the Receiving Party’s performance hereunder or use of products delivered hereunder in accordance with this Agreement, and provided further that the Receiving Party shall take all reasonable steps to insure that such persons or entities to whom disclosure is made shall have been advised of the confidential nature thereof and shall be under an express written obligation to maintain such confidentiality and to be bound by the obligations of this Section.

Consultant agrees not to disclose that it is working on this project, or with the Company, or use Company’s name or other identifying characteristics in any publicity without written consent from the President of Broncus Technologies, Inc. which will not be unreasonably withheld.

Each Receiving Party agrees to indemnify and hold harmless the Disclosing Party from and against any expenses (including court costs and reasonable fees of attorneys, accountants and expert witnesses), claim, costs, action, demand, proceeding, award, liability, loss and damages suffered by the Disclosing Party in connection with any failure by the Receiving Party to (a) satisfy any of their obligations under this Section and (b) to undertake whatever reasonable action is necessary to remedy any such failure.

This Section shall not apply to information received from the Disclosing Party which (a) is or becomes publicly available through no fault of Receiving Party (b) is declared not confidential by the Disclosing Party in writing (c) is lawfully obtained without violation of any confidentiality obligations from third parties or (d) is required by law to be disclosed by Receiving Party.

12.	CONFLICTING ENGAGEMENTS

Consultant agrees that, during the term of Consultant’s engagement with the Company, Consultant, including, without limitation, Roger Stern, will not, without the Company’s prior written consent, engage in any consulting, or other business activity in the field of the treatment of Obstructive Pulmonary Diseases or Asthma. Additionally, the Company has a first right of refusal on any technology invented by Consultant in the area of Obstructive Pulmonary Diseases or Asthma for five years following Consultant’s engagement.

13.	GOVERNING LAW: DISPUTE RESOLUTION

This Agreement shall be governed by and interpreted in accordance with the laws of the State of California applicable to contracts between residents of and to be performed entirely within that state. In the event of a dispute between the parties to this Agreement, the parties agree to promptly meet and confer with the goal of settling such dispute. If the parties are unable to reach a prompt, amicable agreement concerning such dispute, the parties agree to submit the matter to non-binding mediation. If the parties cannot agree on a mediator, the Judicial Arbitration and Mediation Service, Inc., San Francisco, California office (“J.A.M.S.”) will be requested to provide a mediator with expertise in technology license agreements. The mediation fee, if any, shall be divided equally between the parties. Failing the resolution of their dispute by mediation, each party hereto hereby submits to the jurisdiction of any state or federal court located in Santa Clara County, California. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Nothing in this Section 13 shall be deemed to prohibit either party from seeking equitable relief in a court at any time.

14.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties respecting the Services expected to be rendered by Consultant to the Company, and there are no representations, warranties, or commitments which may be relied upon by either party except as specifically set forth in this Agreement. This Agreement supersedes all prior or contemporaneous agreements, commitments, representations, writings, and discussions between the Company and Consultant, whether oral or written. This Agreement may be amended only by an instrument in writing executed by the parties hereto. Consultant expressly acknowledges that Consultant has read the terms of this Agreement, has had the opportunity to discuss those terms with his own legal counsel, and understands that this is a legally binding contract. All references to the Agreement include the exhibits hereto.

15.	NOTICES

Any notice, request, demand or other communication hereunder shall be in writing and shall be deemed to be duly given when personally delivered to an officer of the Company or to Consultant, as the case may be, or one day after delivery to an express courier service or three days after deposit in the United States Mail with postage prepaid addressed, if to the Company, at 1400 N. Shoreline Blvd., Building A, Suite 8, Mountain View, CA 94043 or if to Consultant, at 2665 Marine Way, Mountain View, California 94043, or to such other address as either party may specific by notice to the other as provided in the Paragraph.

16.	SAVINGS CLAUSE

Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction invalidate or otherwise affect any provision of this Agreement, the provision or provisions so affected shall be conformed automatically and to the extent possible to the law or determination in question with the goal of effecting the intent of the parties to the greatest extent possible, and in all events the remaining provisions of this Agreement shall continue in full force and effect.

17.	COUNTERPARTS

This Agreement and the other agreements referred to above may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the first date written above.

Broncus Technologies, Inc.

By:	/s/ Glendon E. French
Name:	Glendon E. French
Title:	President and CEO

Stellartech Research Corporation

By:	/s/ Roger Stern 12/8/97
Name:	Roger Stern
Title:	President

Exhibit A

Services

A. Engineering and design services

Engineering, design, prototype development, and manufacture of Products specifically for treatment of the lungs and other specifically agreed indications for laboratory testing, testing in animals and human clinical trials, including documentation and controls suitable for obtaining IDE approval, FDA approval to market, CE mark, UL approval, and CSA approval.

Consulting with Company on design of disposable instruments to be used in conjunction with Products specifically for treatment of the lungs and other specifically agreed indications.

B. Manufacture of Products

Consultant will manufacture Products in the USA for the Company as ordered by the Company. This will include purchasing and stocking of raw materials; design, installation, validation, calibration and maintenance of an assembly line; hiring and training personnel; creation and maintenance of all necessary documentation including a quality system, device master record, and device history records; stocking and managing a finished goods inventory; and all other tasks normally associated with being a contract manufacturer of a medical device. The specifics of how the preceding items are handled are up to Consultant and should be adequate to handle demand expressed elsewhere in this document.

C. Warranty and repair of Products

1. Consultant warrants that the Products will use best efforts to manufacture in compliance with FDA requirements and other laws. Additionally, that no technology provided by consultant infringes on another party’s intellectual property.

2. Products manufactured prior to validation of Consultant’s manufacturing line are not warranted by Consultant.

3. Product not under warranty. Products returned within the warranty period that can be shown to have malfunctioned for non-Product quality related reasons will not be investigated, serviced or repaired under warranty. Any costs associated with this Product will be borne by Company.

4. Warranty of reusable Product: Consultant hereby warrants all Products to be free of defects in design and workmanship and to meet the revision of the specification stated in the device history record of the Product for fifteen months after date of manufacture or one year after sale to a distributor or end user, whichever comes first. Product in breach of warranty will be replaced or repaired by Consultant within thirty (30) days of delivery to Consultant. All warranty repair or replacement costs including shipping to the Company or end user will be borne by Consultant. Additionally,

Consultant will maintain a “loaner pool” of Products for the intention of allowing the user to continue providing treatments while their Product is being serviced. Quantity of Products in the pool will be reviewed and determined approximately semi-annually. Quantity of products in the pool is expected to be based on the following formula

(Number of units within warranty in the field) × (mean repair time)

(Mean time between failures)

5. Warranty of disposable Product: Consultant will warrant all Products to be free of defects in design and workmanship and to meet the revision of the specification stated in the device history record of the Product for a period of fifteen months from date of manufacture or one year after sale to a distributor or end user, whichever comes first. Failure of Product to function for its intended use within the warranty period will trigger replacement within thirty (30) days by a new unit at no charge to Company.

Exhibit B

A. Engineering, design. and prototyping fees

The consulting engagement will be broken into discrete parts. The Company and Consultant will work together to frame and agree on the scope of each part. Consultant will then provide to Company an estimate of the cost to complete the defined part of the project. If the estimate is acceptable, Company will provide Consultant with a purchase order to execute the defined part of the project. If Consultant subsequently anticipates that the cost to complete the work may exceed that which was outlined in the purchase order, then Consultant will notify Company as soon as practicable.

All Consultant invoices must reference a valid purchase order. No payment will be made to Consultant for services or products not covered by a Company approved purchase order.

Consultant will bill for services at the following rates.

Administrative Services	$25/hr	Assembly	$35/hr
Technician	$50/hr	Graphic Design	$50/hr
Documentation/Drafting	$55/hr	Engineer	$75/hr
Senior Engineer	$95/hr	Senior Manager	$135/hr

Estimate:

Typical fees may lie in the range of $5,000 to $30,000 per month. Typical projects range from three months to twelve months. Hours typically break down by these approximate percentages:

Administrative Services	5%	Assembly	5%
Technician	15%	Graphic Design	2%
Documentation/Drafting	10%	Engineer	20%
Senior Engineer	40%	Senior Manager	3%

It is currently estimated that this engagement will involve design, development, validation, set up of manufacturing, and the manufacture of an RF Generator similar to the one described in Broncus Draft Specification Document l0089rev1. The cost of these activities is estimated below. Consultant will promptly notify Company in the event that actual costs are projected to significantly exceed these estimates.

1. Design and development starting with generic Stellartech RF Generator, (please note that the mechanical specifications are significantly different than our current generic design and will require redesign to fit in the enclosure size specified.) Delivery of one prototype. Estimated at $60,000.

2. Preliminary design validation to FDA and IEC requirements. Software validation. Estimated at $30,000.

3. Manufacture of 5 pilot units. Estimated at $30,000.

4. Design validation to FDA and IEC requirements for electrical safety, EMC, environmental, shipping. Includes TUV type testing to IEC601. Estimated at $30,000.

5. Set up for manufacturing including fully released Rev. A Device Master Record and construction or procurement of all test fixtures. Estimated at $30,000.

Estimated total cost = $180,000.

Notes:

1. Consultant agrees to hold these prices constant through the duration of this Product’s design cycle or one year, whichever is earlier.

2. Out-of-town trips are charged at 10 hours per day and Consultant will work exclusively for Company during this time or charges will be reduced accordingly.

3. Project manager will be Jerry Smith.

B. Manufacturing Costs; Prices and Licenses

1. Direct labor rates are defined as follows:

Per Hour
Senior Engineer	$47.50
Engineer	$27.50
Technician	$17.50
Assembler	$13.00

2. Price

a. Standard Price and Cost are defined as follows. All prices and costs are for a single Product.:

Standard Price = Cost + Standard Gross Margin + Special Demand Cost

Cost = Materials Cost + Materials Burden + Direct Labor + Overhead

Special Demand Cost = Carrying Cost ÷ Minimum Yearly Order Quantity

Carrying Cost = Materials Cost + Material Burden × Prime Rate × Number of Special Demand Units Carried

Where:

“Standard Gross Margin” is 35% of Transfer Price

“Material Burden” is 20% of material cost

Overhead is 200% of direct labor

b. Transfer price. Consultant will sell to Company each Product for the Standard Price except those listed in “c.,” below.

Example:

The following is given to clarify the calculation and is not an estimate of Transfer Price.

If:

Materials cost	=	$1000
Direct labor	=	$ 400
Prime Rate	=	8.5%
Minimum expected yearly order quantity	=	100 units
Number of Special Demand Units Carried	=	10 units
then,
Material Burden	=	$1000 × 0.2 = $200
Overhead	=	$ 400 × 2 = $800
Carrying Cost	=	($1000 + $200) × 0.085 × 10 = $1020
and,
Cost	=	1000 + 200 + 400 + 800 = $2400
Std Gross Margin	=	$2400 ÷ (1 – 0.35) = $3692 – $2400 = $1292

and,
Transfer Price	=	$3692
Special Demand Cost	=	$1020 / 100 = $10.20
Standard Price	=	$2400 + $1292 + $10.20 = $3702.20

c. Reduced Price. Consultant will sell to Company each Product for Cost if this Product meets all three of these requirements: No more than 25% of any written purchase order, no more than 25 units for the term of this contract unless mutually decided upon by the parties, and Company’s intention is not to sell the individual Products obtained at the Reduced Price.

Example:

Reduced Price	=	$2400.00

Consultant will be provide Company with access to audit Consultant’s relevant cost information, no more than twice per calendar year at the Company’s expense. Consultant will provide Company with full access to observe manufacturing.

3. Delivery

Consultant will provide the following delivery times to Company:

a. Standard Lead-Time. Standard Lead-Time for delivery to Company of Products is ninety days after receipt by Consultant of a written purchase order.

b. Special Demand. Up to once per every three months, Consultant must be able to deliver ten Products to Company thirty days after receipt by Consultant of a written purchase order that specifies “Special Demand.”

4. Definition of Consultant’s Technology

Consultant’s proprietary technology includes a generic RF system for medical applications consisting of a mechanical enclosure design, RF power generation and measurement PC board, CPU board and software, and front panel board, including all documentation associated with this design.

Consultant also owns several other designs that can be used as starting points to expedite development of alternate configurations. These other designs include circuitry to generate and measure RF energy in the following configurations: 15 watts, 100 watts, and circuitry to measure one or more thermocouples or thermistors. Included is the software to work with such systems, and all documentation associated with such systems.

5. Minimum Purchase Amount

a. In consideration of the Consultant’s contributions to the development of the Products and such Consultant’s assignment of any right, title and interest in and to any Inventions related to the provision of the Services as set forth in Section 6 of the Agreement, the Company agrees to purchase not fewer than $1,000,000 worth of Products if the Products contain Consultant’s Technology (the “Minimum Purchase Amount”) or $500,000 worth of Products if Products do not contain Consultant’s Technology (the “Minimum Purchase Amount”) of Products from Consultant before it purchases any such Products from a manufacturer other than Consultant.

b. If the Company has purchased fewer than half of the Minimum Purchase Amount of Products from Consultant and desires to use a manufacturer other than Consultant for the manufacture of Products, the Company shall pay to Consultant a fee (“Alternate Manufacturer Fee”) of one tenth of the Minimum Purchase Amount, whereupon the license granted by Consultant to the Company in Section 6.3 shall continue and be extended to include the manufacture of the Products by the Company or its contractors and shall survive any termination of this Agreement.

Examples:

If the Consultant’s Technology is used in the Product, and Company has purchased $450,000.00 worth of Products by the time production is transferred to a manufacturer other than the Consultant, then the Alternate Manufacturer Fee amount will be (0.1 × 1,000,000) = $100,000.

If the Consultant’s Technology is not used in the Product, and Company has purchased $200,000.00 worth of Products by the time production is transferred to a manufacturer other than the Consultant, then the Alternate Manufacturer Fee amount will be (0.1 × 500,000) = $50,000.

c. If the Company has purchased more than half but less than the entire Minimum Purchase Amount of Products from Consultant and desires to use a manufacturer other than Consultant for the manufacture of Products, the Company shall pay to Consultant an Alternate Manufacturer Fee, whereupon the license granted by Consultant to the Company in Section 6.3 shall continue and be extended to include the manufacture of the Products by the Company or its contractors and shall survive any termination of this Agreement. The Alternate Manufacturer Fee will be equal to one fifth of the difference between the Minimum Purchase Amount and the amount of Products already purchased.

Example:

If the Consultant’s Technology is used in the Product, and Company has purchased $850,000.00 worth of Products by the time production is transferred to a manufacturer other than the Consultant, then the Alternate Manufacturer Fee amount will be (1,000,000 – 850,000) / 5 = $30,000.00.

Notwithstanding the provisions of this Section B (“Manufacturing Costs, Prices and Licenses”), in the event that the Company does not purchase the Minimum Purchase Amount of Products from Consultant due to an act or omission on the part of Consultant or the failure of Consultant to deliver Products reasonably acceptable to the Company, the Company shall not be liable to Consultant for any such fee. The license granted by Consultant to the Company in Section 6.3 shall continue and be extended to include the manufacture of the Products by the Company or its contractors.

In the event that this Agreement is terminated by the Company pursuant to Section 2.2(a), 2.2(b), or 2.2(d) of this Agreement, or upon expiration of the Agreement, the license granted by Consultant to the Company in Section 6.3 shall continue and be extended to include the manufacture of the Products by the Company or its contractors.

C. Payments; Late Fees

All payments shall be due within thirty (30) days of invoicing. The Company shall pay a late fee equal to the lesser of 12% per annum or the maximum amount permitted by law upon any amounts that have not been received within sixty (60) days of invoicing.

D. Equity and milestones

Company will grant Consultant an option for 20,000 shares of common Broncus Technologies, Inc. shares, subject to approval by the Board of Directors, at the board meeting following the signing of this contract. The exercise price will be at the fair market value of the shares on the date of grant. The options will only vest upon completion of milestones listed below. The options may be exercised up to ten years from the date of grant. If this agreement is terminated prior to achievement of any milestone, those options not already vested will be deemed unexercisable. The option will be subject to the terms of the Company’s stock option plan.

Milestones:

1. 5,000 options will vest upon the successful clinical experience using Consultant’s design.

2. 5,000 options will vest upon sale of the first Product that uses Consultant’s design.

3. 5,000 options will vest upon sale of the 50th Product that uses Consultant’s design.

4. 5,000 options will vest upon Company’s receipt of the 100th Product from Consultant if the 50th through 100th Products meet the Company’s incoming acceptance and standard delivery time criteria with no more than one late or returned shipment.

E. Product:

Product will be composed of an electrosurgical generator that may contain or utilize Consultant’s Technology as defined in section 6.3 of the Agreement. A detail definition of Product is contained in written specifications held by Company (“Specifications”). For the purposes of this Agreement, Price and Cost are specifically excluded from the definition “Specifications.” All revisions to Specifications must be reasonable, and require the approval of Consultant prior to their effectivity. This approval is not to be unreasonably withheld. If Consultant does not approve of changes and no agreement can be met between Consultant and Company, the Agreement can be terminated by Company.

In the event that this Agreement is terminated pursuant to Section 22(f) of this Agreement, the license granted by Consultant to the Company in Section 6.3 shall continue and be extended to include the manufacture of the Products by the Company or its contractors.

Broncus Technologies

Addendum to Consulting and Manufacturing Agreement

1.	PURPOSE

This agreement is made between Broncus Technologies, Inc. (Broncus) and Stellartech Research Corporation (SRC), is effective November 11, 1998, and specifies the general requirements regarding Broncus labeled, CE Marked Medical Devices.

2.	SCOPE

2.1	These requirements apply to Broncus labeled Medical Devices (including accessories), which are designed and manufactured by SRC for sale by Broncus in the European Union with a CE Mark. These requirements do not apply in full to materials, components or spare parts.

2.2	As appropriate, specific application and/or clarification of these requirements may need to be negotiated between Broncus and SRC. MDD Device Classification will impact these requirements.

3.	APPLICABILITY

This agreement applies to the following configurations of SRC manufactured/Broncus distributed product:

3.1.	Broncus label; Broncus CE Mark; Broncus design; SRC manufactured; Broncus distributed.

3.2.	Broncus label; Broncus CE Mark; SRC design; SRC manufactured; Broncus distributed.

3.3.	Broncus label; Broncus CE Mark based upon SRC CE Mark; SRC design; SRC manufactured; Broncus distributed.

3.4.	Broncus label; Broncus CE Mark; SRC design; Broncus manufactured; Broncus distributed.

4.	REFERENCES

4.1.	International Standard for Quality Systems, ISO 9001 : 1994

4.2.	European Std. for Quality Systems for Medical Devices, EN 46001 : 1997

4.3.	European Commission Medical Device Directive, Council Directive 93/42/EEC (EU MDD)

5.	PRODUCT DESIGN/TECHNICAL FILES

5.1.	For Broncus designed products, Broncus must establish and maintain product design specifications. Broncus must prepare and maintain a Technical File for product CE Marking. SRC must provide to Broncus, upon request, all documentation necessary to describe production processes, inspection/test procedures, labeling and other information as needed to prepare the technical file for Broncus product.

5.2.	For SRC designed products, Broncus must approve and maintain a Technical File for product CE Marking. SRC must either:

•	prepare the Technical File or

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Broncus Technologies

Addendum to Consulting and Manufacturing Agreement

•

provide to Broncus upon request, all necessary product design specifications, design test data, production process, inspection/test procedure, labeling, clinical data, post market performance data, and other information needed for Broncus to prepare the Technical File for Broncus product.

5.3.	In case of SRC proprietary design or production processes, SRC must grant access to requested information concerning Broncus product to Broncus’ Notified Body and/or to EU Competent Authorities, as necessary, to comply with MDD requirements.

6.	PRODUCTION CONTROLS

6.1.	SRC must have in place and maintain a Quality System that meets the appropriate requirements of ISO 9001/2, EN46001/2, and EU MDD for the production of Broncus product.

6.1.1.	If the SRC Quality System is certified, SRC must provide Broncus with copy of certificates.

6.1.2.	If the SRC Quality System is not certified or registered, Broncus must evaluate the SRC Quality System per Broncus Assessment procedures.

6.2.	SRC must grant access for inspection/audit of its facilities, its Quality System, and its production/inspection/test processes used for the production of Broncus product to Broncus, to Broncus’ Notified Body, and to other Regulatory Authorities/Organizations. Where appropriate and upon Broncus request, SRC must ensure that access for inspection/audit of its Sub-Contractors involved in the production of Broncus product is also granted.

6.3.	Broncus may review SRC production methods and inspection/test procedures for Broncus product and specify for which, if any, Broncus approval is required.

6.4.	SRC must inform Broncus in advance of any substantial changes to product specifications, product indications for use, product safety, product sterilization, materials, production processes, inspection procedures, and product labeling. SRC must obtain written approval from Broncus for such changes.

7.	LABELING

7.1.	All Broncus labeling must be reviewed and approved by Broncus prior to use.

7.2.	All Labeling must comply with EU MDD requirements. Labeling must carry the Broncus CE Mark, Broncus must be identified as the “Manufacturer” on product labeling, and labeling must contain the address of Broncus’ Authorized EU Representative.

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8.	POST MARKET VIGILANCE

8.1.	Complaints

8.1.1.	Broncus must receive and process all Customer technical, service, and complaint calls concerning Broncus product. SRC must immediately inform Broncus of any complaints concerning Broncus product that it may receive. As appropriate, Broncus must inform SRC of complaint information relevant to SRC’s product design and/or production/inspection processes. SRC must investigate, determine appropriate SRC corrective action, and inform Broncus of the results in writing.

8.2.	Medical Events

8.2.1.	Broncus must process and report all MDRs concerning Broncus product, per U.S. 21 CFR Section 803 and 804, to the FDA. SRC must assist as needed and as requested by Broncus. Broncus must notify SRC of any MDR report submissions.

8.2.2.	For products with a Broncus CE Mark, Broncus must process and report all incidents/near incidents per European Community Vigilance Requirements. SRC must assist as needed and requested by Broncus. Broncus must notify SRC of any incident/near incident submissions.

8.3.	Field Action

8.3.1.	If the need arises, Broncus must determine the need for and coordinate any Product Field Action activities of Broncus distributed product. SRC must assist as needed and requested by Broncus. If, at any time, information should come into the possession of the SRC, which would indicate the need or the necessity for a review of possible field action, the SRC must notify Broncus immediately and abide by Broncus’ current product field action policy and procedure.

9.	SERVICE AND REPAIR

9.1.	Product returned from the field for repair or routine service must be received by Broncus for preliminary evaluation and documentation per the Broncus Returned Product Procedure. If it is determined that repair or service will be required, Broncus will document general repair/service and disposition instructions (as well as cost guidelines if required) on its Returned Product Record for the unit in question. The unit, along with a copy of the Returned Product Record will be transported to SRC for service.

9.2.	If requested, SRC will determine the cost of service and notify Broncus before work begins. Service will be performed per SRC documented procedures followed by the testing necessary to ensure that the serviced unit meets all product and final release requirements.

9.3.	All serviced units will be transported to Broncus with a copy of the SRC Service Report describing the work and testing performed.

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10.	DOCUMENTATION

10.1.	Product Design Records (Design History Records) and/or Technical Files

For SRC designed product, SRC must maintain all Product Design records for Broncus product for a period of time consistent with EU MDD and other regulatory requirements.

10.2.	Device Master Records and Device History Records

For SRC produced product, SRC must maintain, unless otherwise specified, all Device Master and History Records (e.g. product drawings and specifications; raw material and component specifications and purchase orders; production, inspection, test and packaging procedures; product lot records; traceability records; labeling; etc.) for Broncus product for a period of time consistent with EU MDD and other regulatory requirements. SRC must provide copies of documentation and/or records to Broncus upon request.

10.3.	Quality System Records

For SRC designed and/or produced product, SRC must maintain all Quality System records (general procedures and documentation of activities not specific to a product) for Broncus product for a period of time consistent with EU MDD and other regulatory requirements. SRC must provide documentation and/or records to Broncus upon request.

10.4.	Distribution Records

Broncus must maintain all distribution records for Broncus distributed products for a period of time consistent with EU MDD and other regulatory requirements.

This agreement will remain in force after mutual approval unless notification is given in writing by either Broncus or SRC to the other party at the address of record. The following representatives have been authorized to sign this agreement and hereby agree to the provisions listed in this agreement.

For Stellartech Research Corporation	For Broncus Technologies, Inc.

/s/ Gary A. Seeger	/s/ Gary Kaplan
Authorized Signature	Authorized Signature

GARY A. SEEGER	GARY KAPLAN
Name (print)	Name (print)

VP QA/RA	VP, OPERATIONS
Title	Title

11/11/98	11/11/98
Date	Date

11/11/98	Page 4 of 4

September 13, 2001

Roger Stern, PhD

President

Stellartech Research Corporation

1346 Bordeaux Drive

Sunnyvale, CA 94089

Dear Roger:

Thank you for your voice message last week regarding our Consulting and Manufacturing Agreement, effective date December 8, 1997, and Addendum dated November 11, 1998. We have been functioning under the Agreement and Addendum (herein after the “Agreement”), and only recently recognized that the term of the Agreement has expired. The purpose of this letter is to formally extend (per Section 2.1) and amend (per Section 14) this Agreement.

We agree to extend the Agreement from December 31, 2000 to December 31, 2005, unless terminated by either party as provided for in the Agreement.

We also agree to the following amendments to the Agreement:

1.	Section 4, delete lines 6, 7, and 8

2.	Section 5(a), line 2, change “Exhibit A.” to “Exhibit A and the Addendum to Consulting and Manufacturing Agreement signed by Gary Kaplan and Gary Seeger on 11/11/98.”

3.	Section 9, line 9, change “B(4)” to “B(5)”

4.	Section 10, line 5, change “insure” to “inure”.

5.	Section 15, line 6, change Stellartech address to the one listed above.

6.	Exhibit A, Section C.1., change first sentence to read: “Consultant warrants that the Consultant will use best efforts to manufacture Product in conformance with FDA requirements, the MDD, and other applicable laws.”

7.	Exhibit B, Section A, lines 12 through 15 and section B. 1. — Broncus agrees to pay Stellartech its current standard consulting rates and manufacturing labor rates.

8.	Exhibit B, Section A, delete notes 1 and 3.

Please indicate your acceptance of this extension and these amendments by signing below.

/s/ Glendon E. French	/s/ Roger A. Stern
Glendon E. French	Roger A. Stern
President and CEO	President
Stellartech Research Corporation

1400 N. SHORELINE BLVD. BLDG. A, SUITE 8 MOUNTAIN VIEW, CA 94043    TEL: 650/428-1600    FAX: 650/428-1542

Broncus Technologies, Inc. 1400 N. Shoreline Blvd. Building A, Suite 8 Mountain View, CA 94043 www.broncus.com	(650) 428-1600 (650) 428-1542 fax

Consulting and Manufacturing Agreement, Amendment 3

January 20, 2006

Roger A. Stern, Ph.D., President

Stellartech Research Corporation

1346 Bordeaux Dr.

Sunnyvale, CA 94089

Dear Roger:

As you are aware, the Consulting and Manufacturing Agreement between Broncus Technologies and Stellartech Research Corporation is about to expire. This agreement is made up of the following documents: Agreement effective date December 8,1997, and Addendum dated November 11, 1998, and extension amendment dated, September 13, 2001, and second amendment dated, March 1, 2004. This document will be the third Amendment to the agreement. The purpose of this letter is to formally extend (per section 2.2) and amend (per Section 14) this Agreement.

We agree to extend the Agreement from December 31, 2005 to December 31, 2007, unless terminated by either party as provided for in the Agreement.

We also agree to the following amendments to the Agreement:

1.	Section 12 “Conflicting Engagements”, this section changed to “Consultant agrees that, during the term of Consultant’s engagement with the Company, Consultant will not, without providing prior written notification to the Company, engage in any consulting, or other business activity that contributes to the use of Doppler in the human lung. Upon such activities, Company may exercise the option to terminate this agreement and will be excused of the Alternate Manufacturer Fee described in Exhibit B, section 5.”

2.	Exhibit A, Section C.3, the last sentence changed to “Consultant will investigate, service, and repair Product outside of warranty with all costs associated with this borne by Company.”

3.	Exhibit A, Section C.4, delete lines 8 through 14.

4.	Exhibit B, delete Section A and replace with Standard Rates (attached).

5.	Exhibit B, delete Sections B.1, B.2, B.3 lines 4 through 6.

Please indicate your acceptance of this extension and these amendments by signing below.

/s/ Cary Cole 2/6/06	/s/ Roger A. Stern, PhD. 2/6/06
Cary Cole	Roger A. Stern, PhD.
President and CEO	President
Broncus Technologies, Inc.	Stellartech Research Corporation